Exhibit 10.5

 Portions of this exhibit marked as “[****]” have been excluded because they are both not material and would likely cause competitive harm to the registrant if publicly disclosed.

English Translation –

Master Recording and Transfer Agreement

Animation ‘The Legend of Mega Race’ OST

“Party A”: Global Interactive Technologies, Inc.

“Party B”: Moon Seok Hwan

Global Interactive Technologies, Inc. (hereinafter referred to as “Party A”) and Moon Seok Hwan (hereinafter referred to as “Party B”) enter into this Agreement to define the rights and obligations necessary for Party B to produce and complete all works related to ‘The Legend of Mega Race’ OST, including sound recordings and promotional videos performed by three artist teams — Kang Daniel, KiiiKiii (members: Kya, Isol, Jiyu, Haum, Sui), and KIRAS (members: RingRing, Kurumi, Harin, Kylie, Doyeon, Roa) (hereinafter collectively referred to as the “Artists”) — and to assign such works (hereinafter referred to as the “Content”) to Party A.

Article 1 (Representations and Purpose)

1.	Party B represents and warrants that, at the time of execution of this Agreement, Party B fully owns and controls all rights from the Artists necessary for this Agreement through valid contracts.

2.	Through this Agreement, Party B assigns to Party A all Content related to the ‘The Legend of Mega Race’ OST, including OST sound sources, OST album recordings, promotional videos, and all related materials involving the Artists.

3.	Party A shall permanently obtain all rights to enter into and dispose of various agreements with third parties as the rights holder, distributor, and producer of the Content, and Party B shall actively cooperate therewith.

Article 2 (Overview of the Content)

●	Artists: Kang Daniel, KiiiKiii (members: Kya, Isol, Jiyu, Haum, Sui), and KIRAS (members: RingRing, Kurumi, Harin, Kylie, Doyeon, Roa)

●	Fully paid master recordings and all multi-track files including all expenses related to vocals, lyrics, composition, session services, recording, mixing, and mastering for all of the above Artists

●	All promotional video productions requested by Party A from Party B for promotional purposes

●	Number of songs: One vocal track per each of the above three teams, for a total of three songs

●	One promotional video per Artist/team

●	Promotional and media marketing support for the commercial success of the film ‘The Legend of Mega Race’

Article 3 (Assignment Fee for the Content)

1.	Party A shall pay Party B KRW [****] (VAT excluded) as consideration for the above Content, and such amount includes all costs necessary under Article 2.

2.	Party B guarantees that there shall be no additional costs payable to Party B beyond the above amount, including royalties, minimum guarantees (MG), or profit-sharing payments.
(Royalties, MGs, and profit-sharing arrangements already contracted with the Artists shall subsequently be distributed directly by Party A to the Artists.)

3.	Payment shall be made on the same day the master recordings are delivered, by wire transfer to the bank account designated by Party B.

Article 4 (Territory)

The territory for use of the work under this Agreement shall be worldwide, including the Republic of Korea.

Article 5 (Scope of Use)

Party A may use the work under this Agreement as follows, and Party B and the Artists under Article 2 hereby guarantee and agree thereto:

1.	As background music for the animation

2.	In Original Sound Track albums and other physical media related to the animation

3.	In audiovisual works related to the animation and other physical media

4.	Through wired and wireless online services for the sound recordings and the work

5.	In all other audiovisual works, online and offline services, and albums planned and produced by Party A and its affiliates

Article 6 (Intellectual Property Rights)

Party A shall own the intellectual property rights and neighboring rights related to the work under this Agreement. However, the original copyright holders shall retain their copyrights.

Article 7 (Rights and Obligations)

1.	Party A and Party B shall use their best efforts for the production and promotion of the work.

2.	Party B shall ensure that the Artists cooperate with appearances in videos, advertisements, teasers, wired/wireless services, and other materials related to the Content, and Party B shall take responsibility for arranging and conducting the filming.

3.	Party B shall complete recording by February 28, 2026; provided, however, that the schedule may be changed upon mutual agreement.

Article 8 (Termination and Penalties)

1.	If Party B or the Artists fail to comply with the recording schedule without justifiable reason or breach their contractual obligations, Party A may terminate this Agreement and demand return of any amounts already paid as well as compensation for damages.

2.	If any Artist causes social controversy, including being criminally indicted or convicted, thereby causing significant damage to the image, reputation, or credibility of the OST or the related audiovisual work, Party A may immediately terminate this Agreement.

3.	If this Agreement is terminated for the reasons set forth in Paragraph 2 above, Party B shall return the full amount already received, and Party A may claim compensation for all resulting damages, including promotional expenses, production costs, distribution costs, and other related losses.

4.	If the project is suspended due to reasons attributable to Party A, any amounts already paid shall not be refunded.

Article 9 (Good Faith and Miscellaneous)

1.	Any matters not specified in this Agreement shall be resolved in accordance with general commercial practices based on the principles of good faith and sincerity between Party A and Party B.

2.	Any disputes arising in connection with this Agreement shall be subject to the exclusive jurisdiction of the Seoul Central District Court.

January 19, 2026

Party A

Global Interactive Technologies, Inc.

Representative: Taehoon Kim

Party B

Moon Seok Hwan